Exhibit 5.1
                                                                     -----------

                                                  July 2, 2001

Insightful  Corporation
1700 Westlake Avenue North, Suite 500
Seattle,  WA  98109-3044

     RE: Registration statement on Form S-8 Relating to the 2001 Stock Option and Incentive Plan, the 2001 Employee Stock Purchase Plan and the 2001 Non-Employee Director Stock Option Plan (the "Plans")

Dear  Sir  or  Madam:

     Reference is made to the above-captioned registration statement on Form S-8 (the "Registration Statement") filed by Insightful Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 823,000 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plans (the "Shares").

     We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very  truly  yours,

                                            TESTA, HURWITZ & THIBEAULT, LLP



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